Exhibit 99.1

FOR IMMEDIATE RELEASE

Guardion Health Sciences, Inc.
15150 Avenue of Science, Ste. 200
San Diego, CA 92128
Ph 858.605.9055; Fax 858.630.5543
www.guardionhealth.com

Guardion Health Sciences Concludes

Acquisition of VectorVision

San Diego, California – October 2, 2017 – Guardion Health Sciences, Inc. (“Guardion” or the “Company”), a leader in the field of ocular health technologies and products, has acquired VectorVision, Inc. (“VectorVision”) effective as of September 29, 2017.

VectorVision is a world leader in standardized vision testing, and the leader in the field of contrast sensitivity, glare disability and ETDRS (Early Treatment Diabetic Retinopathy Study) visual acuity testing with its proprietary CSV-1000 device. The VectorVision testing equipment is widely used by both eye care clinicians and ophthalmic researchers, and has become the established benchmark for standardized, highly sensitive and repeatable vision testing. The acquisition of VectorVision expands Guardion’s technical portfolio and further establishes the Company’s position at the forefront of early detection, intervention and monitoring of a range of eye diseases and conditions.

Guardion acquired substantially all the assets of VectorVision, including trademarks, copyrights and other intellectual property, and assumed certain liabilities of VectorVision, in exchange for the issuance of 3,050,000 shares of its common stock, which represent approximately 11% of Guardion’s issued and outstanding shares immediately following the transaction.

In conjunction with the transaction, the founding shareholder of VectorVision, Dr. David Evans, is joining Guardion’s Board of Directors. Dr. Evans is an internationally recognized expert in vision correction surgery, eye physiology and vision testing technology. He received his Bachelor of Science degree in Human Factors Engineering from the United States Air Force Academy, a Master of Science degree and Masters in Business Administration from Wright State University in Dayton, Ohio, and a Ph.D. in Ocular Physiology from Indiana University.

Dr. Evans commented, “I am very excited about joining forces with Guardion. A new age of eye healthcare is upon us, and we now have the availability of novel treatment interventions which can lead to vision recovery in disease states where recovery was previously not possible. The VectorVision technology is the recognized world standard for contrast sensitivity testing, and we expect our technology to play a critical role in helping doctors measure the visual function recovery associated with new interventions that may be developed by Guardion and others, as well as demonstrating to patients the benefits of these interventions.”

Michael Favish, Guardion’s CEO and founder, added, “We believe that the VectorVision acquisition marks just the beginning of the expansion of Guardion’s technology portfolio, and demonstrates our commitment to building the Company into the market leader in ocular health early detection and management. We are delighted to welcome Dr. Evans to our Board of Directors, and we look forward to working with him as we continue to advance the VectorVision technology and support our doctor partners and the patients that they serve.”

A more complete description of the previously described transaction, including a copy of the transaction documents, is filed in a Current Report on Form 8-K with the Securities and Exchange Commission and is available at www.sec.gov.

About VectorVision®

VectorVision® specializes in the standardization of contrast sensitivity, glare sensitivity, low contrast acuity, and ETDRS (Early Treatment Diabetic Retinopathy Study) acuity vision testing. Its patented standardization system provides the practitioner or researcher the ability to delineate very small changes in visual capability, either as compared to the population or from visit to visit. VectorVision®’s CSV-1000 device is considered the standard of care for clinical trials. Dr. David Evans, founder of VectorVision®, is recognized as the leading expert in clinical contrast sensitivity and glare testing. He has provided his testing expertise and data analysis capability to a wide range of leading ophthalmic companies including AMO, Alcon, AcuFocus, Pharmacia, Otsuka, Novartis and others. Dr. Evans has published more than 30 scientific articles and 3 book chapters in the areas of refractive surgery, glaucoma, ocular blood flow and visual function, and is the inventor of 5 patents related to vision testing devices.

About Guardion Health Sciences, Inc.

Guardion Health Sciences, Inc. is a specialty health sciences company that develops, formulates and distributes condition-specific medical foods, with an initial medical food product that addresses a depleted macular protective pigment, a known risk factor for age-related macular degeneration (“AMD”), and a significant component of functional vision performance.  Guardion Health Sciences, Inc. has also developed a proprietary medical device, the MapcatSF®, which accurately measures the macular pigment density, therefore providing the only two-pronged evidence based protocol for the management of the macular pigment.

Forward-Looking Statement Disclaimer

The matters described herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve unknown risks and uncertainties that may individually or materially impact the matters discussed herein for a variety of reasons that are outside the control of the Company, including, but not limited to, the Company’s ability to raise sufficient financing to implement its business plan and its ability to successfully develop and commercialize its proprietary products and technologies. Readers are cautioned not to place undue reliance on these forward-looking statements, as actual results could differ materially from those described in the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company’s recent filings with the U. S. Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-1, as well as the financial statements included therein, and in recent Quarterly Reports on Form 10-Q filings. These filings are available at the SEC’s website (www.sec.gov) The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Michael Favish
Chief Executive Officer

Telephone: (858) 605-9055 x 201
E-mail: mfavish@guardionhealth.com

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